Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	916-403-2790
Investorrelations@pacificethanol.net	paulk@pacificethanol.net

Pacific Ethanol, Inc. REPORTS FIRST Quarter 2013 FINANCIAL RESULTS

– Revenue increases 14% compared to the first quarter of 2012 –

– Gross profit of $846,000, up from a gross loss of $7.5 million in the first quarter of 2012 –

– Adjusted EBITDA improves by $2.9 million over the first quarter of 2012 –

Sacramento, CA, May 8, 2013 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the quarter ended March 31, 2013.

“We are pleased with our first quarter 2013 results as they reflect several key improvements,” stated Neil Koehler, the company’s president and CEO. “Higher ethanol prices and more favorable market conditions in the second half of the quarter drove significant increases in both revenue and gross profit in the first quarter as compared to the prior year’s period. When combined with the beneficial impact of our increased plant ownership in the first quarter and our continued efforts to control expenses, these factors resulted in a positive adjusted EBITDA. We are optimistic about the second quarter as April production margins demonstrated an even more material improvement, especially when compared to the historic lows experienced in 2012.”

Financial Results for the Three Months Ended March 31, 2013

Net sales were $225.5 million for the first quarter of 2013, compared to $197.7 million for the first quarter of 2012. The increase in net sales is primarily attributable to a higher average price per gallon of ethanol sold. The average price per gallon of ethanol sold was $2.60 for the first quarter of 2013, compared to $2.34 in the first quarter of 2012.

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Gross profit was $0.8 million for the first quarter of 2013, compared to gross loss of $7.5 million in the first quarter of 2012. The $8.3 million increase is attributable to improved commodity margins.

SG&A expenses were $4.0 million in the first quarter of 2013, compared to $3.4 million for the first quarter of 2012. The increase in SG&A is primarily due to one-time professional expenses associated with the completion of the company’s senior note transaction.

Consolidated net loss was $6.6 million in the first quarter of 2013, a 53% reduction, from a consolidated net loss of $14.0 million for the first quarter of 2012.

Loss available to common stockholders for the first quarter of 2013 was $5.8 million, compared to $5.3 million for the first quarter of 2012. Adjusted EBITDA was $0.4 million for the first quarter of 2013, compared to negative $2.5 million in the first quarter of 2012.

The company’s cash balance was $4.2 million at March 31, 2013, compared to a cash balance of $7.6 million at December 31, 2012. The company used approximately $4.0 million of its cash to pay down a portion of its senior notes and purchase additional plant debt and ownership interests.

Q1 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time / 11:00 a.m. Eastern Time on Thursday, May 9, 2013. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session.

The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 64256238#. If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Thursday, May 9, 2013 through 11:59 p.m. Eastern Time on Thursday, May 16, 2013. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 64256238#.

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Reconciliation of Adjusted EBITDA to Net Loss

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization and warrant inducements and fair value adjustments. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net loss attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net loss or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (“WDG”), a nutritious animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has an 83% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States and expectations for favorable production margins in future periods are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on April 1, 2013.

(Tables follow)

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Net sales	$225,459	$197,719
Cost of goods sold	224,613	205,196
Gross profit (loss)	846	(7,477)
Selling, general and administrative expenses	4,005	3,378
Loss from operations	(3,159)	(10,855)
Warrant inducements and fair value adjustments	(692)	(33)
Interest expense, net	(3,481)	(2,909)
Gain on extinguishment of debt	817	–
Other expense, net	(87)	(194)
Loss before provision for income taxes	(6,602)	(13,991)
Provision for income taxes	–	–
Consolidated net loss	(6,602)	(13,991)
Net loss attributed to noncontrolling interest in variable interest entity	1,148	9,038
Net loss attributed to Pacific Ethanol, Inc.	$(5,454)	$(4,953)
Preferred stock dividends	$(312)	$(315)
Net loss available to common stockholders	$(5,766)	$(5,268)
Net loss per share, basic and diluted	$(0.04)	$(0.06)
Weighted-average shares outstanding, basic and diluted	150,898	86,222

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

(in thousands, except par value)

ASSETS	March 31, 2013	December 31, 2012
Current Assets:
Cash and cash equivalents	$4,194	$7,586
Accounts receivable, net	32,169	26,051
Inventories	17,536	16,244
Prepaid inventory	9,644	5,422
Other current assets	1,978	2,129
Total current assets	65,521	57,432
Property and equipment, net	147,863	150,409
Other Assets:
Intangible assets, net	3,615	3,734
Other assets	4,425	3,388
Total other assets	8,040	7,122
Total Assets	$221,424	$214,963

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited)

(in thousands, except par value)

LIABILITIES AND STOCKHOLDERS’ EQUITY	March 31, 2013	December 31, 2012
Current Liabilities:
Accounts payable	$9,729	$5,104
Accrued liabilities	5,030	3,282
Current portion – long-term debt	8,496	4,029
Total current liabilities	23,255	12,415

Long-term debt, net of current portion	113,833	117,253
Accrued preferred dividends	5,120	5,852
Warrant liabilities and conversion feature	9,480	4,892
Other liabilities	1,638	1,644
Total Liabilities	153,326	142,056

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of March 31, 2013 and December 31, 2012 Series B: 927 shares issued and outstanding as of March 31, 2013 and December 31, 2012	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 157,437 and 146,841 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	157	147
Additional paid-in capital	594,619	582,724
Accumulated deficit	(536,076)	(530,310)
Total Pacific Ethanol, Inc. stockholders’ equity	58,701	52,562
Noncontrolling interest in variable interest entity	9,397	20,345
Total stockholders’ equity	68,098	72,907
Total Liabilities and Stockholders’ Equity	$221,424	$214,963
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Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended March 31,
(in thousands) (unaudited)	2013	2012
Net loss attributed to Pacific Ethanol, Inc.	$(5,454)	$(4,953)
Adjustments:
Interest expense*	2,731	1,149
Interest income*	–	–
Warrant inducements and fair value adjustments	692	33
Depreciation and amortization expense*	2,386	1,238
Total adjustments	5,809	2,420
Adjusted EBITDA	$355	$(2,533)

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* Adjusted for noncontrolling interest in variable interest entity.

Commodity Price Performance

	Three Months Ended March 31,
(unaudited)	2013	2012
Ethanol production gallons sold (in millions)	35.3	35.3
Ethanol third party gallons sold (in millions)	65.4	79.5
Total ethanol gallons sold (in millions)	100.7	114.8

Ethanol average sales price per gallon	$2.60	$2.34
Corn cost – CBOT equivalent	$7.16	$6.47

Total co-product tons sold (in thousands)	300.9	305.4
Co-product return % (1)	28.1%	24.5%

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(1) Co-product revenue as a percentage of delivered cost of corn

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